Exhibit 10.3

AGRARIAN PARCEL LEASE AGREEMENT

Between us, Germain Carias, of legal age, residing in Heredia, Costa Rica, in my condition as representative of the company AGRI UNITOS S.A., and Craig Frank of legal age, business person, residing in Florida, United States with passport from the United States of America number 047083580, in his condition as representative of the company ALTERNATIVE FUELS AMERICAS, a company domicile in the United States of America, in the future referred to as the TENANT, have agreed to enter into this lease agreement of agrarian parcel, that will be governed by the dispositions contained in the Civil Code as well as by the following clauses:

The Company Agri Unitos is the rightful owner of the one agrarian parcel located in Guanacaste, Costa Rica.  Said parcel is described as follows according to the National Registry:

Property with registration number 093007040801, property with no recorded Cadastre Plot Map. Said property is described as follows: It borders on the North side with the town of Tempate, Guanacaste on the South sides it borders with main road leading to Liberia, Guanacaste, on the East side it borders with the farm belonging to the Seville family, and on the west side it borders with the farm belonging to the Barrantes family. With the annotations indicated at the Registry and with no recorded lien.

Said property has the proper characteristics to develop agrarian activities that are compatible with those designed to be executed by the company ALTERNATIVE FUELS AMERICAS.

Said property is comprised in total of 1,000 hectares.  This agreement may be extended, by the agreement of both parties, for an additional 4,000 hectares, the description of which may be added as an addendum, causing all terms and conditions herein to extend to additional declared property.

The planting, maintenance, and harvesting of a variety of crops deemed by the Company to be suitable for the purpose of producing biofuels.  The Company also expects to produce biofuels (establish an impermanent facility) on the property.

The company Agri Unitos leases to the company Alternative Fuels Americas, the parcel described in section one if this agreement. The tenant agrees to utilize the parcel to cultivate, plant and produce jatropha curcas plants and other plants it wishes to produce, as well as to execute any agrarian and/or commercial activity related to the jatropha curcas process and or any activity deemed necessary by the tenant.

The tenant may execute, amongst others, the following activities in the properties:

(1)	Planting, maintenance and harvesting of crops,

(2)	Extraction of oil from said crops,

(3)	Conversion of crude oil into biofuel,

(4)	Storage of biofuels,

(5)	Sale of biofuels, and

(6)	any activity consistent with agriculture related and/or production related activities of biofuel.

This lease agreement will be valid for a period of twenty years starting on the 1 day of March 2010. Said term may be extended and/or renewed automatically for additional ten year terms if the parties do not express their will to terminate this agreement. If at the end of the term, the owner of the parcel does not wish to continue with the lease agreement, it is its responsibility to formally notify the tenant, by the means established in this agreement, the termination of the contract, with at least 6 months in advance. If at the end of the term there are crops/plants that have not been harvested, the contract will automatically extend until all existing plants have been dully taken care of.

At the termination of the agreement, tenant must remove all plants, trees, facilities and other property enhancements placed by the tenant on the land during the term of this agreement. Tenant may offer to sell the plants, trees, facilities and any other property enhancement to the owner, who has the option to purchase at a reasonable price, as determined by existing market conditions.

Alternative Fuels of America is obligated to pay as rent, the amount of THREE HUNDRED FIFTY DOLARES, of the United States of America, ($350.00) per hectare for the first five years. The rent amount shall increase $50 per hectare per year every five years. The cost for Years 6-10 shall be $400. The cost for Years 11-15 shall be $450.  The cost for Years 16-20 shall be $500. This shall be the cost for the 200 hectares currently included in this agreement as well as the additional 800 hectares should the option be assumed by the tenant.  Therefore the total annual payment of this lease agreement is the sum of SEVENTY THOUSAND DOLLARS of the United States of America for the first 5 years, EIGHTY THOUSAND DOLLARS for Years 6-10, NINETY THOUSAND DOLLARS for Years 11-15, and ONE HUNDRED THOUSAND DOLLARS for Years 16-20.

The amount established as the annual payment shall be paid in twelve equal monthly installments and must be paid within the first five days of each month. Said sum must be paid utilizing the following method: Transfer of funds via wire transfer to the bank account indicated and provided to the tenant by the owner.

If it becomes necessary for Alternative Fuels of America to introduce any improvements to the parcel in order to comply with the objective of this agreement, these improvements will be exclusively in favor of the tenant and will be of its own private property. At the end of the term of this agreement, the tenant may dispose of the improvement in any manner it sees fit, as long as they can be taken away without harming the productive nature of the parcel. All of the improvements done to the parcel that can be construed as permanent and that can improve the productive nature of the parcel, at the end of the lease term, will remain in the parcel without having Agri Unitos S.A the obligation to indemnify and/or reimburse the tenant for such improvements.

At the time of entering into this agreement, the parcel has the following characteristics and conditions: three structures, including one residential unit.

The company Agri Unitos is obligated to comply, including, but not limited to, with the following:

a.	guarantee the tenant the peaceful use and enjoyment of the parcel;

b.	Maintain the parcel up to date with all its Municipal taxes as well as all other obligations for which the parcel will respond as guarantee;

c.	Not to directly or indirectly, by act or by omission, disturb the tenant during the term of this agreement, nor interfere or in any way obstruct tenant's business activities;

d.	Cooperate with the tenant if the tenant requires any documentation when applying for any permit and/or public or private services; and

e.	Notify the tenant, by the corresponding means and within the contractual term, its desire to terminate the agreement once the termination term arrives.

The tenant may sub-lease the parcels, all in accordance with article 1145 of the Civil Code and as long as it does not contravenes this agreement.

The company Alternative Fuels Americas will have to comply with all the legal dispositions, as well as with the following obligations:

a-	pay on time the annual fee in monthly installments;

b-	pay all public services that it requested to be installed on the parcels in order to execute its agricultural activity; and

c-	Not to cause irreversible damages to the parcels in terms of affecting their natural productivity.

d-	Act as a guardian of the parcels when executing its activities.

Alternative Fuels Americas shall have the right of first refusal of the parcel described in this agreement. lf, at any time during the term, Agri Unitos shall receive an offer to purchase from a third party, other than at public auction from a third person, and Agri Unitos is willing to consider accepting it, they shall deliver a copy to the tenant and the tenant may, within 30 days thereafter, elect to purchase the parcels on the same terms as those set forth in such offer. If Tenant is not willing to accept such offer within the time herein specified, said right of refusal shall cease to exist, but this lease shall continue otherwise on all the other terms, covenants, and conditions in this lease set forth. If the parcel is conveyed to the Tenant under this right of first refusal, this lease shall continue until such conveyance and any prepaid rent shall be apportioned and applied on account of the purchase price.

Any dispute that arises regarding the interpretation, application, termination and/or any discrepancy of this agreement will be solved first by conciliation and if the parties do not reach an amicable solution they agree to discuss it in an arbitration procedure ruled by the "Ley Sabre ResoluciOn Alternativa de Conflictos y PromociOn de la Paz Social". Said arbitration will be held at the Centre for Conciliations and Arbitration of the Costa Rican Chamber of Commerce. All of the expenses will be covered by each party in equal parts. The parties agree and accept their obligation to contribute equally to the expenses of the Arbitration Procedure and any non compliance of this commitment will entitle the Arbitrators to not receive any discharge arguments from the breaching party.

To receive any notice relating to this agreement the parties indicate their contact information:

Agri Unitios:	4 streets west of main church, 2 streets north from university science building, Heredia, Costa Rica.

Alternative Fuels
Americas:	2020 E 163rd Street
North Miami Beach, FL 33162 USA

The tenant shall have sixty days from the date this agreement is signed to notify the owner of its intent to activate this agreement, and an additional 60 days to activate the agreement. Failure on the part of the tenant to notify the owner, or failure of the tenant to activate this agreement renders this agreement null and void and relieves all parties from all the obligations herein.

If the tenant notifies owner of its intent to activate this agreement, a deposit of SEVENTEEN THOUSAND FIVE HUNDRED DOLLARS shall be due as a deposit.

The parties agree that, upon activation of this agreement by the tenant, to be done with sixty days of the signing of this contract, this contract shall be notarized in order to be dully registered at the National Registry. Said notarization will be executed by the Notary Public chosen by the tenant and the corresponding expenses will be paid by the tenant. This contract is binding on all parties as of the signing of this agreement.

The Spanish version of this agreement is an exact translation of this agreement and does not prevail over the English version if any dispute regarding the extent of the content of any clause included in this agreement arises.

This contract is executed and entered into by the signing parties, in the city of Heredia, this 18 day of January 2010.

AGRI UNITOS S.A.

By:	/s/ Germain Carias
Name:	Germain Carias
Title:	CEO

ALTERNATIVE FUELS AMERICAS

By:	/s/ Craig Frank
Name:	Craig Frank
Title:	CEO